As filed with the Securities and Exchange Commission on April 22, 2005

Registration No. 333-121421

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO THE
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_____________________

ROCKVILLE FINANCIAL, INC.
(Exact name of registrant as specified in its charter)
_____________________

CONNECTICUT	6712	30-0288470
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or organization	Classification Code Number)	Identification Number)
_____________________
25 Park Street
Rockville, Connecticut 06066
(860) 291-3600
(Address, including zip code, and telephone number including area code, of registrant's principal executive office)
_____________________

William J. McGurk
President and Chief Executive Officer
Rockville Financial, Inc.
25 Park Street
Rockville, Connecticut 06066
(860) 291-3600
(Name, address, including zip code, and telephone number including area code, of agent for service)
_____________________

Copies to:
William W. Bouton, III, Esq. Robert J. Metzler, II, Esq. Tyler Cooper & Alcorn, LLP CityPlace I 185 Asylum Street Hartford, Connecticut 06103-3488 Phone: (860) 725-6200	Alan Schick, Esq. Kent M. Krudys, Esq. Luse Gorman Pomerenck & Schick, P.C. 5335 Wisconsin Avenue, N.W. Suite 400 Washington, D.C. 20015 Phone: (202) 274-2000

Date of commencement of proposed sale to the public: April 7, 2005
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. 9

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.9
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.9
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.: (Registration No. 333-121421)
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.9

CALCULATION OF REGISTRATION FEE*
*No additional registration fee is due because no additional shares are being registered.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-121421) is being filed solely in order to (i) include as Exhibit 1.2, an Agency Agreement between the Registrant, Rockville Bank, Charter Oak Community Bank Corp. and Keefe, Bruyette & Woods, Inc., negotiated and executed after the effective date of the Registration Statement, (ii) include as Exhibit 10.4, the Employment Agreement for William J. McGurk, President and Chief Executive Officer of the Registrant, negotiated and executed after the effective date of the Registration Statement (iii) include as Exhibit 10.4.1, the Employment Agreement for Joseph F. Jeamel, Jr., Executive Vice President of the Registrant, negotiated and executed after the effective date of the Registration Statement, (iv) include as Exhibit 10.4.2, a Form of Employment Agreement for Senior Vice Presidents to be executed by Gregory A. White, Charles J. DeSimone, Jr., Richard J. Trachimowicz , Kristen A. Johnson, Ratna Ray and Laurie A. Rosner, and (v) to otherwise update the list of Exhibits.

The contents of the above Registration Statement on Form S-1 (No. 333-121421), including Pre-Effective Amendments thereto, are incorporated herein by reference.

This Post-Effective Amendment shall become effective in accordance with the provisions of Rule 462 of the Securities Act of 1933, as amended.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules

(a) List of Exhibits

1.1	Engagement Letter between Rockville Bank and Keefe, Bruyette & Woods, Inc.*
1.2	Agency Agreement between Rockville Bank and Keefe, Bruyette & Woods, Inc.
2	Amended and Restated Plan of Reorganization and Minority Stock Issuance*
3.1	Certificate of Incorporation of Rockville Financial, Inc.*
3.2	Bylaws of Rockville Financial, Inc.*
4	Form of Common Stock Certificate of Rockville Financial, Inc.*
5	Opinion of Tyler Cooper & Alcorn, LLP regarding legality of securities being registered*
8.1	Tax Opinion of Tyler Cooper & Alcorn, LLP*
10.1	Rockville Bank Deferred Compensation Plan*
10.2	Rockville Bank Executive Group Incentive Plan*
10.3	Rockville Bank Short Term Incentive Compensation Plan*
10.4	Employment Agreement for William J. McGurk
10.4.1	Employment Agreement for Joseph F. Jeamel, Jr.
10.4.2	Form of Employment Agreement for Senior Vice Presidents to be executed by Gregory A. White, Charles J. DeSimone, Jr., Richard J. Trachimowicz, Kristen A. Johnson, Ratna Ray and Laurie A. Rosner
10.5	Form of Change In Control Agreements*
10.6	Form of Change In Control and Restrictive Covenant Agreements*
10.7	Form of Change In Control Severance Plan*
10.8	Rockville Bank Phantom Stock Plan*
10.9	Rockville Bank Supplemental Executive Retirement Agreement for Joseph F. Jeamel, Jr.*
10.10	Executive Split Dollar Life Insurance Agreement for William J. McGurk*
10.11	Executive Split Dollar Life Insurance Agreement for Joseph F. Jeamel, Jr.*
10.12	Rockville Bank Supplemental Executive Retirement Plan*
10.13	Rockville Bank Supplemental Savings and Retirement Plan*
10.14	Rockville Financial, Inc. Employee Stock Ownership Plan and Trust*
10.15	Rockville Bank Officer Incentive Compensation Plan*
16	Letter from McGladrey & Pullen, LLP*
21	Subsidiaries of Registrant*
23.1	Consent of Deloitte & Touche LLP*
23.2	Consent of Tyler Cooper & Alcorn, LLP (contained in Opinion included as Exhibit 5)*
23.3	Consent of McGladrey & Pullen, LLP*
23.4	Consent of FinPro, Inc.*
24	Power of Attorney*
99.1	Appraisal Agreement between Rockville Bank and FinPro, Inc.*
99.2	Appraisal Report of FinPro, Inc.***
99.2.1	Revised Appraisal Report of FinPro, Inc., excluding certain supporting materials falling within the granted hardship exemption.*
99.3	Business Plan Agreement between Rockville Bank and FinPro, Inc.*
99.4	Marketing Materials*
99.5	Order and Acknowledgment Form*
99.6	Letter of FinPro, Inc. Re: Subscription Rights*

*	Previously filed.
**	To be filed supplementally or by amendment.
***	Previously filed but excludes supporting materials filed pursuant to a grant of hardship exemption request made under Rule 202 of Regulation S-T, supplementally or by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Rockville, Connecticut on April 22, 2005.

Rockville Financial, Inc.

By: /s/ William J. McGurk
William J. McGurk
President, Chief Executive Officer and Director
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ William J. McGurk	President, Chief Executive Officer and Director	April 22, 2005
William J. McGurk	(Principal Executive Officer)

*/s/ Gregory A. White	Senior Vice President and Chief Financial Officer	April 22, 2005
Gregory A. White	(Principal Financial and Accounting Officer)

*/s/ Michael A. Bars	Director	April 22, 2005
Michael A. Bars

*/s/ C. Perry Chilberg	Director	April 22, 2005
C. Perry Chilberg

*/s/ David A. Engelson	Director	April 22, 2005
David A. Engelson

*/s/ Albert J. Kerkin, Jr.	Director	April 22, 2005
Albert J. Kerkin, Jr.

*/s/ Raymond H. LeFurge, Jr.	Director	April 22, 2005
Raymond H. LeFurge, Jr.

*/s/ Stuart E. Magdefrau	Director	April 22, 2005
Stuart E. Magdefrau

*/s/ Thomas S. Mason	Director	April 22, 2005
Thomas S. Mason

*/s/ Peter F. Olson	Director	April 22, 2005
Peter F. Olson

*/s/ Betty R. Sullivan	Director	April 22, 2005
Betty R. Sullivan

* By William J. McGurk pursuant to Power of Attorney.

As filed with the Securities and Exchange Commission on April 22, 2005

Registration No. 333-121421

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

EXHIBITS
TO
REGISTRATION STATEMENT
ON
FORM S-1

Rockville Financial, Inc.
Rockville, Connecticut

EXHIBIT INDEX

1.1	Engagement Letter between Rockville Bank and Keefe, Bruyette & Woods, Inc.*

1.2	Agency Agreement between Rockville Bank and Keefe, Bruyette & Woods, Inc.

2	Amended and Restated Plan of Reorganization and Minority Stock Issuance*

3.1	Certificate of Incorporation of Rockville Financial, Inc.*

3.2	Bylaws of Rockville Financial, Inc.*

4	Form of Common Stock Certificate of Rockville Financial, Inc.*

5	Opinion of Tyler Cooper & Alcorn, LLP regarding legality of securities being registered*

8.1	Tax Opinion of Tyler Cooper & Alcorn, LLP*

10.1	Rockville Bank Deferred Compensation Plan*

10.2	Rockville Bank Executive Group Incentive Plan*

10.3	Rockville Bank Short Term Incentive Compensation Plan*

10.4	Employment Agreement for William J. McGurk

10.4.1	Employment Agreement for Joseph F. Jeamel, Jr.

10.4.2	Form of Employment Agreement for Senior Vice Presidents to be executed by Gregory A. White, Charles J. DeSimone, Jr., Richard J. Trachimowicz, Kristen A. Johnson, Ratna Ray and Laurie A. Rosner

10.5	Form of Change In Control Agreements*

10.6	Form of Change In Control and Restrictive Covenant Agreements*

10.7	Form of Change In Control Severance Plan*

10.8	Rockville Bank Phantom Stock Plan*

10.9	Rockville Bank Supplemental Executive Retirement Agreement for Joseph F. Jeamel, Jr.*

10.10	Executive Split Dollar Life Insurance Agreement for William J. McGurk*

10.11	Executive Split Dollar Life Insurance Agreement for Joseph F. Jeamel, Jr.*

10.12	Rockville Bank Supplemental Executive Retirement Plan*

10.13	Rockville Bank Supplemental Savings and Retirement Plan*

10.14	Rockville Financial, Inc. Employee Stock Ownership Plan and Trust*

10.15	Rockville Bank Officer Incentive Compensation Plan*

16	Letter from McGladrey & Pullen, LLP*

21	Subsidiaries of Registrant*

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of Tyler Cooper & Alcorn, LLP (contained in Opinion included as Exhibit 5)*

23.3	Consent of McGladrey & Pullen, LLP*

23.4	Consent of FinPro, Inc.*

24	Power of Attorney*

99.1	Appraisal Agreement between Rockville Bank and FinPro, Inc.*

99.2	Appraisal Report of FinPro, Inc.***

99.2.1	Revised Appraisal Report of FinPro, Inc., excluding certain supporting materials falling within the granted hardship exemption.*

99.3	Business Plan Agreement between Rockville Bank and FinPro, Inc.*

99.4	Marketing Materials*

99.5	Order and Acknowledgment Form*

99.6	Letter of FinPro, Inc. Re: Subscription Rights*

*	Previously filed.
**	To be filed supplementally or by amendment.
***	Previously filed but excludes supporting materials filed pursuant to a grant of hardship exemption request made under Rule 202 of Regulation S-T, supplementally or by amendment

.